Exhibit 7.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the ordinary shares underlying American Depositary Securities of Xylo Technologies Ltd., dated February 18, 2025, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-2(a) under the Securities Exchange Act of 1934, as amended.

KFIR SILBERMAN

/s/ Kfir Silberman
Kfir Silberman

L.I.A. PURE CAPITAL LTD.

/s/ Kfir Silberman
Kfir Silberman

Dated: February 18, 2025